EXHIBIT 16.1


August 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Southwall Technologies Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 16, 2004. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever as to the description of the steps taken by the Company to improve its internal controls and internal control environment.

Very truly yours,


PricewaterhouseCoopers LLP


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